Exhibit 2

                             EXCHANGE AGREEMENT

          AGREEMENT (this "Agreement"), dated as of June 21, 2001, by and among Cendant Membership Services Holdings, Inc., a Delaware corporation ("Buyer") and R.R. Donnelley and Sons Company, a Delaware corporation ("Seller").

          WHEREAS, Seller and Buyer are parties to a Stock Purchase Agreement, dated as of May 12, 2000 (the "Stock Purchase Agreement"), pursuant to which 159,795 shares (the "Tracking Stock Shares") of Cendant Corporation common stock designated as Move.com Tracking Stock, par value $0.01 per share, were issued and sold to Seller;

          WHEREAS, on June 14, 2001, the parties entered into an exchange agreement, pursuant to which Seller transferred to Buyer 79,898 shares of the Tracking Stock Shares in exchange for 58,197 shares of common stock, par value $.001 per share ("Homestore Common Stock"), of Homestore.com, Inc. ("Homestore") in partial satisfaction of the parties obligations under
Section 4.8 of the Stock Purchase Agreement;

          WHEREAS, pursuant to Section 4.8 of the Stock Purchase Agreement, Seller has the right to require Buyer to purchase the remaining 79,897 shares of the Tracking Stock Shares held by Buyer (the "Remaining Tracking Stock Shares") for $2.5 million;

          WHEREAS, the parties desire to exchange the Remaining Tracking Stock Shares for 58,197 shares (the "Homestore Shares") of common stock, par value $.001 per share ("Homestore Common Stock"), of Homestore.com, Inc. ("Homestore"), on the terms and conditions provided for herein, in complete satisfaction of Buyer's remaining obligations pursuant to the terms of the Stock Purchase Agreement; and

          WHEREAS, pursuant to a Registration Rights Agreement, dated as of October 26, 2000 and effective as of February 16, 2000, by and between Homestore and Cendant Corporation, Homestore filed a registration statement on Form S-3 on May 22, 2001 for a public offering of certain shares of Homestore Common Stock, including the Homestore Shares and such registration statement was declared effective by the Securities and Exchange Commission on June 4, 2001.

          NOW, THEREFORE, in consideration of the provisions and the mutual consents contained herein, the parties hereto agree as follows:

          1. SALE OF TRANSFERRED SECURITIES. (a) At the Closing, (i) Seller shall sell, assign, transfer and convey to Buyer, without representation or warranty (other than as expressly provided herein), all of its right, title and interest in and to the Remaining Tracking Stock Shares, free and clear of all Liens (as defined herein), other than Liens imposed as a result of actions by Buyer or its affiliates (as the term "affiliates" is defined in Rule 12b-2 under the Exchange Act) and (ii) Buyer shall sell, assign, transfer and convey to Seller, without representation or warranty (other than as expressly provided herein), all of its right, title and interest in and to 58,197 Homestore Shares, free and clear of all Liens other than Liens imposed as a result of actions by Seller or its affiliates. The consideration to Seller for the sale of the Remaining Tracking Stock Shares shall include Buyer's obligation to pay to Seller the Adjustment Amount (as defined herein) under the circumstances set forth in Section 1(c). The parties acknowledge and agree that the exchange of (x) the Remaining Tracking Stock Shares for (y) the Homestore Shares, together with Seller's payment of the Adjustment Amount, if required, shall constitute satisfaction of the parties' respective obligations under the Stock Purchase Agreement.

          (b) Prior to the Closing, Seller shall open a brokerage account (the "Seller Account") with Credit Suisse First Boston (the "Bank"). At the Closing, Buyer shall transfer the Homestore Shares to Seller and such shares shall be deposited in the Seller Account. Seller agrees to instruct the Bank to sell all Homestore Shares delivered to the Seller Account on or before the close of trading on the third (3rd) trading day following (but not including) the Closing Date (which third (3rd) trading day will be extended by the number of days, if any, that sales of Homestore Common Stock are suspended from trading on the Nasdaq Stock Market) in accordance with written instructions mutually agreed upon by the parties. Seller shall instruct Bank to deliver on the Determination Date to Seller and Buyer a written report setting forth the Proceeds of the sale of the Homestore Shares. As used in this Agreement, the "Proceeds" shall be equal to the gross cash proceeds received by Seller from the sale of the Homestore Shares, without deduction of any sales or brokers' commissions, fees and discounts. The "Determination Date" shall be the date on which all Homestore Shares delivered to Seller as provided herein have been sold or otherwise disposed of by Seller. For purposes of this Agreement, all of the Homestore Shares shall be deemed to have been sold or otherwise disposed of upon the broker's execution of the trade relating to the last Homestore Share held in the Seller Account, and not the date of settlement of such trade. Seller shall cause the Bank to provide notice to Seller and Buyer as to the occurrence of the Determination Date. For purposes of this Agreement, the term "business day" shall mean any day other than Saturday, Sunday, a holiday, a bank holiday or a day in which the New York Stock Exchange is closed for business, and shall consist of the time period from 12:00 a.m. through 12:00 midnight Eastern time and the term "close of business" shall mean the close of business in New York City.

          (c) In the event the Proceeds from the sale of the Homestore Shares are less than $2.5 million, Buyer shall, subject to the terms of this Agreement, pay and deliver to Seller the Adjustment Amount in accordance with the terms of this Agreement. The "Adjustment Amount" will be equal to $2.5 million less the aggregate Proceeds of the sale of all of the Homestore Shares.

          (d) In the event Buyer is required to pay the Adjustment Amount, Buyer shall pay to Seller, within two (2) business days of the Determination Date, such amount by wire transfer of immediately available funds to an account designated by Seller.

          2. THE CLOSING. Upon the terms and subject to the conditions of this Agreement, it is intended that the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date of execution of this Agreement (the "Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. (local time).

          3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

          3.1 ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business substantially as it is now being conducted.

          3.2 CORPORATE AUTHORIZATION. Seller has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all requisite corporate action by Seller.

          3.3 BINDING AGREEMENT. This Agreement has been duly and validly executed and delivered on behalf of Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the legal and binding obligation of Seller enforceable against Seller in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, to general equity principles (whether considered in a proceeding in equity or at law).

          3.4 REQUIRED APPROVALS, NOTICES AND CONSENTS. Except as described herein, no consent or approval of, other action by, or any notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transaction contemplated hereby.

          3.5 VALID TITLE. The Remaining Tracking Stock Shares are owned by Seller free and clear of any liens, claims, security interests, encumbrances, restrictions or transfer (other than restrictions imposed under federal or state securities laws) or voting (collectively, "Liens"), other than Liens imposed as a result of actions by Buyer or its affiliates. Upon delivery by Seller, Buyer will receive good title to the Remaining Tracking Stock Shares.

          3.6 FEES AND COMMISSIONS. No agent, broker, investment banker, person or firm acting on behalf of or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Seller agrees to indemnify and hold harmless Buyer from liability for any compensation to any intermediary retained or otherwise authorized to act by, or on behalf of, Seller and the fees and expenses of defending against such liability or alleged liability.

          3.7 NO ADDITIONAL REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SELLER. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

          4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

          4.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business substantially as it is now being conducted.

          4.2 CORPORATE AUTHORIZATION. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite corporate action by Buyer.

          4.3 BINDING AGREEMENT. Buyer has all requisite corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the legal and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights generally, to general equity principles (whether considered in a proceeding in equity or at law).

          4.4 FEES AND COMMISSIONS. No agent, broker, investment banker, person or firm acting on behalf of or under the authority of Buyer is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

          4.5 REQUIRED APPROVALS, NOTICES AND CONSENTS. Except as described herein, no consent or approval of, other action by, or any notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by the Buyer of this Agreement or the consummation of the transaction contemplated hereby.

          4.6 VALID TITLE. Upon delivery to Buyer, Seller will pass valid title to the Homestore Shares and there are no Liens in respect of the Homestore Shares, other than Liens imposed as a result of actions of Seller or its affiliates.

          4.7 NO ADDITIONAL REPRESENTATIONS. THE REPRESENTATIONS
AND WARRANTIES SET FORTH IN THIS SECTION 4 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY BUYER. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL BUYER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

          5. MISCELLANEOUS.

          5.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and undertakings, whether written or oral, relating to matters provided for herein. There are no provisions, undertakings, representations or warranties relative to the subject matter of this Agreement not expressly set forth herein.

          5.2 EXPENSES. Except as otherwise specifically provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          5.3 NOTICES. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally by facsimile transmission or sent by first class or certified mail, postage prepaid to the following addresses,

          If to the Seller:

               R.R. Donnelley & Sons Company
               77 West Wacker Drive
               Chicago, Il 60601-1696
               Attention:  General Counsel
               Facsimile:  (312) 326-7620

          If to Buyer:

               c/o Cendant Corporation
               9 West 57th Street
               New York, New York  10019
               Attention:  Eric J. Bock, Esq.
               Facsimile:  (212) 413-1922

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10038
               Attention:  David Fox, Esq.
               Facsimile:  (212) 735-2000

or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section 5.3.

          Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the postal service return receipt, the date of delivery shown on the records of the overnight courier or the date shown on the facsimile confirmation, as applicable.

          5.4 benefit and assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party except that Buyer may assign its rights hereunder to any wholly owned subsidiary of Buyer; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement. Nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          5.5 waiver. Any waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

          5.6 AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Buyer.

          5.7 RELEASE OF CLAIMS. Seller hereby fully and unconditionally releases from any and all claims, actions, causes of actions, lawsuits, damages, liabilities, costs, losses, expenses, assessments, sums of money, promises and demands of any nature whatsoever of Seller against Buyer and each of its respective officers, directors, employees or agents which are related to or arise out of (a) any act taken or omitted to be taken in connection with or in anticipation of the transactions contemplated hereby or (b) any act taken or omitted to be taken by Buyer in connection with the transactions contemplated hereby.

          5.8 SEVERABILITY. Any provision of this Agreement that is held by a court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.

          5.9 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

          5.10 COUNTERPARTS. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

          5.11 GOVERNING LAW. This Agreement shall be governed by, enforced under and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law provision or rule thereof. The parties submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to the Agreement and the transactions contemplated hereby.



          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                             CENDANT MEMBERSHIP SERVICES
                             HOLDINGS, INC.


                             /s/ Eric J. Bock
                             ---------------------------------
                             Name:  Eric J. Bock
                             Title: Senior Vice President


                             R.R. DONNELLEY AND SONS COMPANY


                             /s/ Michael Winkel
                             ---------------------------------
                             Name:  Michael Winkel
                             Title: EVP Strategy & Planning